Exhibit 99.1

RumbleOn, Inc. Announces Pricing of Public Offering
of its Class B Common Stock

Charlotte, NC, July 18, 2018 – RumbleOn, Inc. (Nasdaq: RMBL) (the “Company”), a disruptive e-commerce platform facilitating, in one online location, the ability of consumers and dealers to buy, sell, trade, and finance pre-owned vehicles with an emphasis on motorcycles and other powersports, today announced the pricing of its previously announced underwritten public offering. The Company is offering 2,025,000 shares of its Class B Common Stock, par value $0.001 per share, at a price to the public of $6.05 per share. In connection with the offering, the Company has also granted the underwriter a 45-day option to purchase up to an additional 303,750 shares of Class B Common Stock offered in the public offering to cover over-allotments, if any.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM:NHLD) is acting as sole book running manager for the offering.

The Company expects to receive gross proceeds from the offering, excluding the exercise of the over-allotment option, if any, of approximately $12.3 million, excluding underwriting discounts and commissions and other offering-related expenses. Assuming the full exercise of the over-allotment option, the gross proceeds may reach $14.1 million.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising and capital expenditures necessary to grow the business.

The offering is expected to close on July 20, 2018, subject to customary closing conditions.

A shelf registration statement relating to the shares of Class B Common Stock being offered was filed with the U.S. Securities and Exchange Commission (SEC) on Form S-3 (Reg. No. 333-225217) and was declared effective on June 6, 2018. Any offer will be made only by means of a prospectus supplement and accompanying base prospectus forming a part of the effective registration statement. Copies of the final prospectus supplement, when available, and the accompanying base prospectus relating to the offering may be obtained by request to the offices of National Securities Corporation, Attn: Marguerite Rogers, Sr. Vice President, 200 Vesey St, 25th Floor, New York, NY 10281, Telephone: (212)-417-8227; Email: prospectusrequest@nationalsecurities.com; or the on the SEC’s website at http://www.sec.gov.

A final prospectus supplement describing the terms of the offering will be filed with the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About RumbleOn, Inc.
RumbleOn, Inc. (RMBL) operates a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned vehicles in one online location. RumbleOn’s goal is to transform the way pre-owned vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. RumbleOn’s initial focus is the market for VIN-specific pre-owned vehicles with an emphasis on motorcycles and other powersports. Serving both consumers and dealers, through its 100% online marketplace platform, RumbleOn makes cash offers for the purchase of pre-owned vehicles. In addition, RumbleOn offers a large inventory of pre-owned vehicles for sale along with third-party financing and associated products.   For additional information, please visit RumbleOn’s website at www.RumbleOn.com. Also visit the Company on Facebook, LinkedIn, Twitter, Instagram, YouTube and Pinterest.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
Megan Harris (Investors)
ICR
RumbleOn@icrinc.com
203-682-8334

SOURCE RumbleOn, Inc.